Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016

Englewood, CO - February 28, 2017 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and twelve months ended December 31, 2016. Ascent is a holding company that owns MONI, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas Fort-Worth area, MONI provides security alarm monitoring services to more than one million residential and commercial customers as of December 31, 2016. MONI’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•
Ascent’s net revenue for the three and twelve months ended December 31, 2016 totaled $140.7 million and $570.4 million, respectively, and net loss for the three and twelve months ended December 31, 2016 totaled $18.8 million and $91.2 million, respectively

•
Ascent's Pre-SAC Adjusted EBITDA, which adjusts for the expensed portion of LiveWatch subscriber acquisition costs, for the three and twelve months ended December 31, 2016 totaled $88.7 million and $360.9 million, respectively

•	MONI’s Pre-SAC Adjusted EBITDA for the three and twelve months ended December 31, 2016 totaled $88.9 million and $366.5 million, respectively

•	RMR attrition declined in the twelve months ended December 31, 2016 to 12.2%, versus 13.4% in the twelve months ended December 31, 2015

•	MONI launched its new interactive messaging hub, ASAPer, designed to alert both customers and emergency contacts “as soon as possible” when an alarm is triggered, in the fourth quarter

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “2016 capped off a very productive year for the business and I am pleased with the hard work Jeff and his team have done executing on our operational objectives. I remain confident that the strong underlying fundamentals of the business are sound and that Jeff and his team are taking the right steps to drive the performance of MONI and improve long term shareholder value. The business is well positioned for a solid 2017.”

Jeffery Gardner, President and Chief Executive Officer of MONI said, “I am pleased with our efforts in the fourth quarter and full year. We made significant progress delivering against our key operational initiatives, including reductions in creation costs, improved customer retention metrics and strengthened account growth. Our success is the result of continued improvements in dealer economics; a razor sharp focus on customer service and branding; and ongoing sales, marketing and lead generation support across our entire dealer network. Our pricing strategies are also continuing to bear fruit with RMR attrition declining 120 basis points year over year. Further, our LiveWatch business remains on a solid trajectory with strong revenue growth and average monthly RMR per new customer increasing to $40.

“Finally, in our ongoing effort to identify new ways to keep our customers safe and offer peace of mind, we recently launched our new interactive messaging hub, ASAPer, that allows alarm users and their emergency contacts to quickly communicate and determine the validity of an alarm. Launched to our entire customer base in the fourth quarter, we expect this service to serve as a real differentiator, helping to reduce false alarms, mitigate the risk of unnecessary emergency dispatches and ultimately keep our customers safer.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three and Twelve Months Ended December 31, 2016

For the three months ended December 31, 2016, Ascent reported net revenue of $140.7 million, a decrease of 0.6%. The reduction in revenue for the three months ended December 31, 2016 is primarily due to the reduction in subscriber accounts at MONI on a year over year basis, partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber. For the twelve months ended December 31, 2016, Ascent reported net revenue of $570.4 million, an increase of 1.2%. The increase in net revenue for twelve months ended December 31, 2016 is attributable to an increase in MONI’s average RMR per subscriber to $43.10 as of December 31, 2016 from $41.92 as of December 31, 2015 and the inclusion of a full first quarter’s impact of LiveWatch revenue for the twelve months ended December 31, 2016.

Ascent’s total cost of services for the three months ended December 31, 2016 remained relatively flat at $29.1 million. Ascent’s total cost of services for the twelve months ended December 31, 2016 increased 4.5% to $115.2 million. The increase for the twelve months ended December 31, 2016 is attributable to increased field service costs due to a higher volume of retention jobs and an increase in subscriber acquisition costs incurred at LiveWatch, related to increased account production and the inclusion of a full first quarter of production. Furthermore, cost of services increased due to more subscribers being monitored across the cellular network, including home automation accounts. LiveWatch's cost of services includes expensed equipment costs associated with the creation of new subscribers of $2.5 million and $8.9 million for three and twelve months ended December 31, 2016, respectively, as compared to $2.4 million and $7.1 million for the three and twelve months ended December 31, 2015, respectively.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended December 31, 2016, decreased 12.3% to $28.7 million. The reduction in SG&A for the fourth quarter ended December 31, 2016 is attributable to a revaluation of a dealer liability related to the Security Networks acquisition of $7.2 million. The reduction was partially offset by increases related to LiveWatch subscriber acquisition costs, MONI rebranding expense and increases in salaries, wages and benefit costs. For the twelve months ended December 31, 2016, Ascent’s SG&A increased 3.7% to $125.9 million. The increase in SG&A is attributable to subscriber acquisition costs incurred at LiveWatch from increased account production and the inclusion of a full first quarter of production, as well as increased salaries, wages and benefits costs and $3.0 million of rebranding expense at MONI. Subscriber acquisition costs, which consist of LiveWatch marketing and sales expense, were $5.2 million and $17.2 million in the three and twelve months ended December 31, 2016, respectively, as compared to $4.2 million and $11.2 million in the three and twelve months ended December 31, 2015, respectively. These increases were partially offset by a fourth quarter revaluation of a dealer liability related to the Security Networks acquisition of $7.2 million.

Ascent reported a net loss from continuing operations for the three and twelve months ended December 31, 2016 of $18.8 million and $91.2 million, respectively, compared to net loss from continuing operations of $30.7 million and $86.2 million in the respective prior year periods.

MONI reported a net loss from continuing operations for the three and twelve months ended December 31, 2016 of $16.6 million and $76.3 million, respectively, compared to a net loss of $26.7 million and $72.4 million in the prior year periods.

Ascent’s Adjusted EBITDA decreased 1.1% to $82.3 million for the three months ended December 31, 2016 and decreased 2.4% to $339.3 million for the twelve months ended December 31, 2016. MONI’s Adjusted EBITDA decreased 2.9% to $82.4 million during the three months ended December 31, 2016 and decreased 2.8% to $344.8 million in the twelve months ended December 31, 2016. MONI's Adjusted EBITDA as a percentage of net revenue for the three and twelve months ended December 31, 2016 was 58.6% and 60.5%, respectively, compared to 60.0% and 63.0% for the three and twelve months ended December 31, 2015, respectively. The decline is primarily attributable to the higher expensed creation costs within LiveWatch associated with growth in new RMR production.

Ascent's Pre-SAC Adjusted EBITDA for the three months ended December 31, 2016 decreased 0.2% to $88.7 million and decreased 0.3% to $360.9 million in the twelve months ended December 31, 2016. MONI's Pre-SAC Adjusted EBITDA for the three and twelve months ended December 31, 2016 totaled $88.9 million and $366.5 million, compared to $90.2 million and $369.1 million for the three and twelve months ended December 31, 2015, respectively. MONI's Pre-SAC Adjusted EBITDA as a percentage of Pre-SAC net revenue for the three and twelve months ended December 31, 2016 was 63.7% and 64.8%, respectively, compared to 64.3% and 66.0% in the three and twelve months ended December 31, 2015, respectively. For a reconciliation of net loss from continuing operations to Adjusted EBITDA to Pre-SAC Adjusted EBITDA for Ascent and MONI, as well as a reconciliation of net revenue to Pre-SAC net revenue, please see the Appendix of this release.

	Twelve Months Ended December 31,
	2016		2015
Beginning balance of accounts	1,089,535		1,058,962
Accounts acquired	125,292		188,941
Accounts canceled	(148,878)		(147,923)
Canceled accounts guaranteed by dealer and other adjustments (a)	(19,158)	(b)	(10,445)
Ending balance of accounts	1,046,791		1,089,535
Monthly weighted average accounts	1,069,901		1,086,071
Attrition rate - Unit	13.9%		13.6%
Attrition rate - RMR (c)	12.2%		13.4%
Core Attrition (d)	13.4%		12.7%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)	Includes an estimated 12,177 accounts included in our Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The RMR of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

(d)	Core Attrition reflects the long-term attrition characteristics of MONI’s base by excluding the one-time bulk buy of 113,000 accounts from Pinnacle Security in 2012 and 2013.

MONI’s core account portfolio unit attrition rate for the twelve months ended December 31, 2016, which excludes attrition of the Pinnacle Security accounts, was 13.4%, compared to 12.7% for the twelve months ended December 31, 2015. An increase in the number of subscriber accounts with five-year contracts reaching the end of their initial contract term as well as a more aggressive price increase strategy contributed to the increase in attrition in the period. Overall unit attrition increased from 13.6% for the twelve months ended December 31, 2015 to 13.9% for the twelve months ended December 31, 2016. Overall attrition reflects the impact of the Pinnacle Security bulk buys, where MONI purchased approximately 113,000 accounts from Pinnacle Security in 2012 and 2013, which are now experiencing normal end-of-term attrition. We believe core attrition best reflects the long run characteristics of our customer base.

RMR attrition for the twelve months ended December 31, 2016 declined to 12.2% from 13.4% for the year ended 2015, reflecting price increases to existing customers and higher RMR for new customers.

During the three months ended December 31, 2016 and 2015, MONI acquired 26,227 and 37,349 subscriber accounts, respectively.

Ascent Liquidity and Capital Resources

At December 31, 2016, on a consolidated basis, Ascent had $90.1 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At December 31, 2016, the existing long-term debt includes the principal balance of $1.8 billion under the MONI Senior Notes, Credit Facility term loans, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of December 31, 2016 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of December 31, 2016 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of December 31, 2016 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of December 31, 2016, the Credit Facility revolver has an outstanding balance of $44.8 million and becomes due on September 30, 2021.

Conference Call

Ascent will host a call today, Tuesday, February 28, 2016 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 74467410. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through March 28, 2016 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 74467410.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, such as ASAPer, consumer demand for interactive and home automation services, account creation and related costs, subscriber attrition, anticipated account generation at LiveWatch, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or MONI, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. MONI, headquartered in the Dallas Fort-Worth area, secures more than one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by the nation’s largest network of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

###

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Amounts in thousands, except share amounts

	As of December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$12,319	$5,577
Restricted cash	—	55
Marketable securities, at fair value	77,825	87,052
Trade receivables, net of allowance for doubtful accounts of $3,043 in 2016 and $2,762 in 2015	13,869	13,622
Prepaid and other current assets	10,347	10,702
Assets held for sale	10,673	6,265
Total current assets	125,033	123,273
Property and equipment, net of accumulated depreciation of $29,071 in 2016 and $32,158 in 2015	28,331	32,440
Subscriber accounts, net of accumulated amortization of $1,212,468 in 2016 and $975,795 in 2015	1,386,760	1,423,538
Dealer network and other intangible assets, net of accumulated amortization of $32,976 in 2016 and $73,578 in 2015	16,824	26,654
Goodwill	563,549	563,549
Other assets, net	11,935	3,851
Total assets	$2,132,432	$2,173,305
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,516	$8,660
Accrued payroll and related liabilities	5,067	4,385
Other accrued liabilities	34,970	31,573
Deferred revenue	15,147	16,207
Holdback liability	13,916	16,386
Current portion of long-term debt	11,000	5,500
Liabilities of discontinued operations	3,500	3,500
Total current liabilities	95,116	86,211
Non-current liabilities:
Long-term debt	1,754,233	1,713,868
Long-term holdback liability	2,645	3,786
Derivative financial instruments	16,948	13,470
Deferred income tax liability, net	17,769	13,646
Other liabilities	7,076	17,555
Total liabilities	1,893,787	1,848,536
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $0.01 par value. Authorized 45,000,000 shares; issued and outstanding 11,969,152 and 12,301,248 shares at December 31, 2016 and December 31, 2015, respectively	120	123
Series B common stock, $0.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,859 and 382,359 shares at December 31, 2016 and December 31, 2015, respectively	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,417,505	1,417,895
Accumulated deficit	(1,169,559)	(1,078,315)
Accumulated other comprehensive loss, net	(9,425)	(14,938)
Total stockholders' equity	238,645	324,769
Total liabilities and stockholders' equity	$2,132,432	$2,173,305

See accompanying notes to consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Year Ended December 31,
	2016	2015	2014
Net revenue	$570,372	563,356	539,449
Operating expenses:
Cost of services	115,236	110,246	93,600
Selling, general and administrative, including stock-based compensation	125,892	121,418	102,109
Radio conversion costs	18,422	14,369	1,113
Amortization of subscriber accounts, dealer network and other intangible assets	246,753	258,668	253,403
Depreciation	8,435	10,444	10,145
Restructuring charges	—	—	952
Gain on disposal of operating assets, net	—	(1,156)	(71)
	514,738	513,989	461,251
Operating income	55,634	49,367	78,198
Other income (expense):
Interest income	2,282	2,904	3,590
Interest expense	(132,269)	(123,743)	(117,464)
Refinancing expense, net of gain on extinguishment of debt in 2015	(9,500)	(3,723)	—
Other income (expense), net	(140)	(4,536)	1,648
	(139,627)	(129,098)	(112,226)
Loss from continuing operations before income taxes	(83,993)	(79,731)	(34,028)
Income tax expense from continuing operations	(7,251)	(6,505)	(3,420)
Net loss from continuing operations	(91,244)	(86,236)	(37,448)
Discontinued operations:
Earnings (loss) from discontinued operations, net of income tax of $0	—	2,852	(304)
Net loss	(91,244)	(83,384)	(37,752)
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,032)	(293)	(382)
Unrealized holding gains (losses) on marketable securities, net	1,956	904	(3,286)
Unrealized gain (loss) on derivative contracts, net	4,589	(8,741)	(4,879)
Total other comprehensive income (loss), net of tax	5,513	(8,130)	(8,547)
Comprehensive loss	$(85,731)	(91,514)	(46,299)

Basic and diluted earnings (loss) per share:
Continuing operations	$(7.44)	(6.66)	(2.75)
Discontinued operations	—	0.22	(0.02)
Net loss	$(7.44)	(6.44)	(2.77)

Weighted average Series A and Series shares-basic and diluted	12,256,895	12,947,215	13,611,264
Total issued and outstanding Series A and Series B shares at period end	12,351,011	12,683,607	13,546,181

See accompanying notes to consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Amounts in thousands

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(91,244)	(83,384)	(37,752)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	—	(2,852)	304
Amortization of subscriber accounts, dealer network and other intangible assets	246,753	258,668	253,403
Depreciation	8,435	10,444	10,145
Stock-based compensation	6,984	7,343	7,164
Deferred income tax expense (benefit)	4,201	4,138	(192)
Gain on disposal of operating assets, net	—	(1,156)	(71)
Refinancing expense, net of gain on extinguishment	9,500	3,725	—
Amortization of debt discount and deferred debt costs	10,670	10,357	9,023
Other-than-temporary impairment of marketable securities	1,904	6,389	—
Bad debt expense	10,785	9,735	8,149
Other non-cash activity, net	(5,114)	4,426	196
Changes in assets and liabilities:
Trade receivables	(11,032)	(9,378)	(8,926)
Prepaid expenses and other assets	325	(3,857)	62
Subscriber accounts - deferred contract costs	(2,947)	(1,773)	—
Payables and other liabilities	(317)	(4,096)	(5,862)
Operating activities from discontinued operations, net	—	(49)	(1,039)
Net cash provided by operating activities	$188,903	208,680	234,604
Cash flows from investing activities:
Capital expenditures	(9,180)	(12,431)	(7,769)
Cost of subscriber accounts acquired	(201,381)	(266,558)	(268,160)
Cash paid for acquisition, net of cash acquired	—	(56,778)	—
Purchases of marketable securities	(5,036)	(26,934)	(4,603)
Proceeds from sale of marketable securities	15,184	57,291	7,842
Decrease (increase) in restricted cash	55	(37)	22
Proceeds from the disposal of operating assets	—	20,175	241
Other investing activities	—	—	(436)
Net cash used in investing activities	$(200,358)	(285,272)	(272,863)
Cash flows from financing activities:
Proceeds from long-term debt	1,280,700	778,000	169,000
Payments on long-term debt	(1,238,059)	(671,183)	(127,166)
Payments of financing costs	(16,946)	(6,477)	—
Stock option exercises	—	—	804
Value of shares withheld for share-based compensation	(358)	(795)	(734)
Purchases and retirement of common stock	(7,140)	(29,988)	(35,734)
Net cash provided by financing activities	$18,197	69,557	6,170
Net increase (decrease) in cash and cash equivalents	$6,742	(7,035)	(32,089)
Cash and cash equivalents at beginning of period	5,577	12,612	44,701
Cash and cash equivalents at end of period	$12,319	5,577	12,612

See accompanying notes to consolidated financial statements.

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA."  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), stock-based compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, to fund its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI’s covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.
Pre-SAC Adjusted EBITDA
LiveWatch is a direct-to-consumer business, and as such recognizes certain revenue and expenses associated with subscriber acquisition (subscriber acquisition costs, or "SAC"). This is in contrast to MONI, which capitalizes payments to dealers to acquire accounts. "Pre-SAC Adjusted EBITDA" is a measure that eliminates the impact of acquiring accounts at the LiveWatch business that is recognized in operating income. Pre-SAC Adjusted EBITDA is defined as total Adjusted EBITDA excluding LiveWatch's SAC and the related revenue. We believe Pre-SAC Adjusted EBITDA is a meaningful measure of the Company's financial performance in servicing its customer base. Pre-SAC Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Pre-SAC Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Pre-SAC Adjusted EBITDA as calculated by MONI should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's net loss from continuing operations to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss from continuing operations	$(18,789)	$(30,741)	$(91,244)	(86,236)
Amortization of subscriber accounts, dealer network and other intangible assets	61,338	65,043	246,753	258,668
Depreciation	2,106	2,656	8,435	10,444
Stock-based compensation	1,779	2,304	6,984	7,343
Radio Conversion Program costs	484	9,826	18,422	14,369
Severance expense	485	112	730	112
LiveWatch acquisition related costs	—	—	—	946
LiveWatch acquisition contingent bonus charges	848	844	3,944	3,930
MONI Headquarters relocation costs	—	—	—	720
Rebranding marketing program	2,152	—	2,991	—
Software implementation/integration	93	—	511	—
Cost reduction initiative	250	—	250	—
Other-than-temporary impairment losses on marketable securities	—	2,625	1,904	6,389
Refinancing expense, net of gain on extinguishment of debt in 2015	152	(745)	9,500	3,723
Gain on revaluation of Security Networks Acquisition dealer liabilities	(7,160)	—	(7,160)	—
Interest income	(689)	(863)	(2,282)	(2,904)
Interest expense	37,464	31,603	132,269	123,743
Income tax expense from continuing operations	1,737	509	7,251	6,505
Adjusted EBITDA	82,250	83,173	339,258	347,752
Gross subscriber acquisition costs	7,658	6,543	26,126	18,298
Revenue associated with subscriber acquisition costs	(1,193)	(1,183)	(4,493)	(4,022)
Pre-SAC Adjusted EBITDA	$88,715	$88,533	$360,891	362,028

The following table provides a reconciliation of MONI’s net loss to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss	$(16,586)	$(26,713)	$(76,307)	(72,448)
Amortization of subscriber accounts, dealer network and other intangible assets	61,338	65,043	246,753	258,668
Depreciation	2,076	2,568	8,160	10,066
Stock-based compensation	727	841	2,598	2,271
One-time severance expense	485	112	730	112
Radio Conversion Program costs	484	9,826	18,422	14,369
LiveWatch acquisition related costs	—	—	—	946
LiveWatch acquisition contingent bonus charges	848	844	3,944	3,930
Headquarters relocation costs	—	—	—	720
Rebranding marketing program	2,152	—	2,991	—
Software implementation/integration	93	—	511	—
Cost reduction initiative	250	—	250	—
Refinancing expense	152	—	9,500	4,468
Gain on revaluation of Security Networks Acquisition dealer liabilities	(7,160)	—	(7,160)	—
Interest expense	35,849	32,031	127,308	125,415
Income tax expense	1,686	337	7,148	6,290
Adjusted EBITDA	82,394	84,889	344,848	354,807
Gross subscriber acquisition cost expenses	7,658	6,543	26,126	18,298
Revenue associated with subscriber acquisition cost	(1,193)	(1,183)	(4,493)	(4,022)
Pre-SAC Adjusted EBITDA	$88,859	90,249	$366,481	369,083
Presented below is the reconciliation of Net revenue for MONI and Ascent Capital to Pre-SAC net revenue (amounts in thousands):

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net revenue, as reported	$140,683	$141,551	$570,372	563,356
LiveWatch revenue related to SAC	(1,193)	(1,183)	(4,493)	(4,022)
Pre-SAC net revenue	$139,490	$140,368	$565,879	559,334